EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

EMPIRE COMMUNICATIONS CORPORATION

The undersigned, Susan M. Grant, the President, Secretary and sole member of the Board of Directors of Empire Communications Corporation, a Nevada corporation (the "Corporation"), does hereby certify that:

I

The name of the Corporation is Empire Communications Corporation

II

The following amendment to the Articles of Incorporation of the Corporation was duly adopted by the Board of Directors and the written consent of stockholders of the Corporation owning in excess of a majority of the outstanding voting securities of the Corporation on April 12, 2000, pursuant to Sections 78.315 and 78.320 of the Nevada Revised Statutes, respectively:

That the Corporation effect a forward split of its outstanding voting securities on a basis of two for one, while retaining the current authorized capital and par value, with appropriate adjustments in the capital accounts of the Corporation; provided, however, that all fractional shares shall be rounded up to the nearest whole share. The forward split shall take effect on April 19, 2000.

III

The number of shares entitled to vote on the amendment was 23,200,000.

IV

The number of shares voted in favor of the amendment by written consent was 20,000,000.

In WITNESS THEREOF, the undersigned officer of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, has set her hand this 12th day of April, 2000.

/s/ Susan M. Grant

Susan M. Grant

President, Secretary and Director